Exhibit 99.1
T-3 Energy Services, Inc. Announces the Appointment of James M.
Mitchell as Senior Vice President and Chief Financial Officer
HOUSTON, July 2, 2008 (PRIME NEWSWIRE) — T-3 Energy Services, Inc. (“T-3 Energy”) (Nasdaq:TTES) announced today the appointment of James M. Mitchell as Senior Vice President and Chief Financial Officer. Mr. Mitchell will replace Michael T. Mino as T-3 Energy’s Chief Financial Officer and will also serve as T-3 Energy’s Senior Vice President. Mr. Mino has been appointed to the position of Vice President-Special Projects effective July 1, 2008.
Mr. Mitchell previously served at Pride International Inc., where he was Chief Financial Officer for Latin America Land and E&P Services from January 2007 until after the sale of that business in August 2007. Prior to that, Mr. Mitchell worked at Grant Prideco from 1999 until 2007, where he most recently served as Treasurer and Director of Investor Relations. Before that, Mr. Mitchell was employed by Azurix, Inc. from 1998 to 1999 as Director of International Tax, and by EVI, Inc. from 1997 to 1998 as Director of Tax. Mr. Mitchell started his career with approximately six years at Arthur Andersen LLP, rising to International Tax Manager.
Gus D. Halas, T-3 Energy’s Chairman, President and Chief Executive Officer, commented, “We are pleased to have Jay on board. His energy sector, capital markets and transactions experience should help us continue our growth with financial discipline.”
T-3 Energy Services, Inc. provides a broad range of oilfield products and services primarily to customers in the drilling and completion of new oil and gas wells, the workover of existing wells and the production and transportation of oil and gas.
Certain comments contained in this news release concerning the anticipated financial results of T-3 Energy Services, Inc. constitute “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Whenever possible, T-3 Energy Services, Inc. has identified these “forward-looking” statements by words such as “believe”, “encouraged”, “expect”, “expected” and similar phrases. The forward-looking statements are based upon management’s expectations and beliefs, and although these statements are based upon reasonable assumptions, actual results might differ materially from expected results due to a variety of factors including, but not limited to, overall demand for and pricing of the T-3 Energy Services, Inc.’s products, changes in the level of oil and natural gas exploration and development, and variations in global business and economic conditions. T-3 Energy Services, Inc. assumes no obligation to update publically any forward-looking statements whether as a result of new information, future events or otherwise. For a discussion of additional risks and uncertainties that could impact the T-3 Energy Services, Inc.’s results, review the T-3 Energy Services, Inc. Annual Report on Form 10-K for the year ended December 31,

2007 and other filings of T-3 Energy Services, Inc. with the Securities and Exchange Commission.

Contact:	James M. Mitchell
Senior Vice President and Chief Financial Officer
713-996-4110
jmitchell@t3es.com